EXHIBIT 99


       CAUTIONARY STATEMENTS FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS
                 OF THE PRIVATE SECURITIES LITIGATION REFORM ACT


Chronimed Inc. (The "Company") desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this Exhibit to its Annual Report on Form 10-K in order to do so. When used in this Annual Report on Form 10-K or in the Company's Annual Report to Shareholders or in future filings by the Company with the Securities and Exchange Commission in the Company's annual report, quarterly reports, current reports on Form 8-K, press releases and in oral statements made with the approval of an authorized executive officer, the words or phrases "believe", "expect", "intends", "estimates", "plans", "will likely result", "look for", "may result", "will continue", "is anticipated", "expect", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers that the following important factors, among others, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any forward-looking statements made by, or on behalf of, the Company. Although the Company has attempted to list the important factors below, other factors may in the future prove to be more important. Factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in forward-looking statements.

         The Company's ability to maintain its on-going arrangements with the manufacturers of various products and their ability to satisfy the Company's volume requirements and pricing and product criteria, particularly with the Sandimmune (R) and Neoral (R) organ transplant products manufactured by Novartis Pharmaceuticals and several HIV/AIDS products manufactured by a few key suppliers.

         The Company's ability to maintain its on-going pricing and supply terms with its pharmaceutical wholesale supplier, McKesson Corporation.

         Changes in or unknown violations of various federal, state, and local regulations, including FDA compliance and regulations, governing: the dispensing of prescription drugs; the prohibiting of payments for patient referrals; the labeling, packaging, advertising and adulteration of prescription drugs; the dispensing of "controlled" substances and prescription drugs; the "fraud and abuse" provisions of the Social Security Act; and others not specifically mentioned.

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         The costs and other effects of legal and administrative cases and proceedings; claims of customers, both current and former; settlements and investigations; and changes in those items; developments or assertions by or against the Company relating to distribution rights and licenses; and adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

         The amount, and rate of growth in, the Company's selling, general and administrative expenses; and the impact of unusual items resulting from the Company's ongoing evaluation of its business strategies, asset valuations and organizational structures, to include one-time adjustments and charges related to asset impairments and strategic transaction costs.

         The effects of and changes in, trade, monetary and fiscal policies, laws and regulations, other activities of government agencies, as previously mentioned; changes in social and economic conditions, such as trade restrictions or prohibitions, inflation and monetary fluctuations, import and other charges or taxes; the ability or inability of the Company to obtain, or hedge against, foreign currency, foreign exchange rates and fluctuations in those rates; unstable governments and legal systems, and intergovernmental disputes.

         The Company's ability to obtain competitive financing to funds its growth. In addition, there is no assurance that the Company will be able to successfully implement its growth strategies, or that these strategies will result in growth of the Company's business.

         Occurrences affecting the Company's ability to realize cost and volume efficiencies.

         Heightened competition, including specifically the intensification of price competition; the entry of new or consolidated competitors; and the introduction of new products and services by new and existing competitors.

         Termination of payor contracts or renegotiation at lower rates or less favorable terms of payment.

         Failure to collect key accounts receivable.

         Adverse actions of governmental payors, including reduction of Medicare and Medicaid reimbursement rates and allowables for products or services provided, and discontinuance of or limitations on governmentally-funded programs.

         Failure to obtain new customers and to retain existing customers.

         Adverse publicity and news coverage.

         Inability to carry out marketing and sales plans.

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         Claims against the Company in excess of insurance coverage or difficulty in renewing insurance at competitive rates.

         Loss or retirement of key executives.

         Changes in ownership.

         Inability to obtain SEC approval for, and complete the MEDgenesis Inc. spin-off in a timely manner.

         Changes in interest rates causing a reduction of interest income or an increase in interest expense.

Investors are cautioned not to place undue reliance on our forward-looking statements as they speak only of the Company's opinions at the time the statement was made. The Company does not undertake and specifically declines any obligations to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.